Exhibit 99.1

NEWS RELEASE
One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com
CR-05-18
THE GEO GROUP, INC. REPORTS SECOND QUARTER 2005 RESULTS
•	Achieved Quarterly EPS of $0.45 – Net Income of $4.5 Million

•	Revenue Increased to $158.2 Million from $150.3 Million
•	Conference call scheduled for Thursday, August 18, 2005 at 2:00 PM (Eastern Time)
Boca Raton, Fla. – August 15, 2005 — The GEO Group, Inc. (NYSE: GGI) (“GEO”) today reported financial results for the second quarter and the first half of 2005.
Second Quarter 2005
GEO reported second quarter 2005 earnings of $4.5 million, or $0.45 per share, based on 9.9 million diluted weighted average shares outstanding, compared with $3.6 million, or $0.37 per share, based on 9.7 million diluted weighted average shares outstanding, in the second quarter of 2004. Second quarter 2005 earnings reflect the positive impact of a tax benefit of $0.17 per share from the repatriation of foreign earnings pursuant to the American Jobs Creation Act of 2004.
Second quarter 2005 earnings include income from continuing operations of $4.3 million, or $0.44 per share, compared to $4.0 million, or $0.41 per share for the same period in 2004. Second quarter 2005 earnings also include after-tax income from discontinued operations of $0.1 million, or $0.01 per share, related to GEO’s former contract with the Department of Immigration and Multicultural and Indigenous Affairs (“DIMIA”) in Australia, compared with a loss of $0.4 million net of tax, or $0.04 per share, for the same period in 2004.
Revenues for the second quarter of 2005 increased to $158.2 million compared with $150.3 million in the second quarter of 2004. Second quarter 2005 revenues reflect the strengthening of the Australian dollar and South African Rand from the previous year; GEO’s management of the Reeves County Detention Complex in Texas for the entire period; the reopening of GEO’s McFarland Community Correctional Facility in California in January 2005; higher occupancy rates; and contractual adjustments for inflation. These factors offset lower revenues derived from construction related to the expansion of GEO’s South Bay Correctional Facility in Florida (completed in May 2005), as compared to the second quarter of last year; and a decline in revenues due to reduced population levels at GEO’s Western Region Detention Facility in San Diego, California.
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Contact: Pablo E. Paez	1-866-301-4436
Director, Corporate Relations

NEWS RELEASE
First Half of 2005
For the first half of 2005, earnings were $7.4 million, or $0.74 per share, based on 10.0 million diluted weighted average shares outstanding, compared with $5.9 million, or $0.61 per share, based on 9.7 million diluted weighted average shares outstanding for the same period in 2004. Earnings for the first half of 2005 reflect the positive impact of a tax benefit in the second quarter of $0.17 per share from the repatriation of foreign earnings pursuant to the American Jobs Creation Act of 2004.
Earnings for the first half of 2005 include income from continuing operations of $7.1 million, or $0.71 per share, compared to $6.0 million, or $0.62 per share for the same period in 2004. Earnings for the first half of 2005 also include after-tax income from discontinued operations of $0.3 million, or $0.03 per share, related to GEO’s former contract with DIMIA in Australia, compared with a loss of $0.1 million net of tax, or $0.01 per share, for the same period in 2004.
Revenues for the first half of 2005 increased to $312.2 million compared with $296.4 million during the first half of 2004. Revenues for the first half of 2005 reflect the strengthening of the Australian dollar and South African Rand from the previous year; higher revenues derived from construction related to the expansion of GEO’s South Bay Correctional Facility in Florida as compared to the first half of last year when construction began; GEO’s management of the Reeves County Detention Complex and Sanders Estes Unit in Texas for the entire period; the reopening of GEO’s McFarland Community Correctional Facility in California in January 2005; higher occupancy rates; and contractual adjustments for inflation. These factors offset a decline in revenues due to reduced population levels at GEO’s Western Region Detention Facility in San Diego, California.
George C. Zoley, Chairman and Chief Executive Officer of GEO, said, “We are pleased with our second quarter financial and operating results. We are very optimistic about our near and long term business opportunities in the areas of correctional and mental health management services. We are particularly pleased with the number of potential projects being pursued by our Atlantic Shores mental health subsidiary.”
Restatement – 2003 Pro-Forma Net Income – No Negative Impact
Over the past several months, GEO’s management has undertaken an intense and comprehensive review of its past worldwide tax activities to ensure accuracy of income tax accounts. This review has been performed in connection with GEO’s remediation efforts under Section 404 of the Sarbanes-Oxley Act and has focused primarily on a recalculation of GEO’s one-time gain in 2003 on the sale of its 50% interest in Premier Custodial Group Limited (“PCG”), GEO’s former joint venture in the United Kingdom.
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Contact: Pablo E. Paez	1-866-301-4436
Director, Corporate Relations

NEWS RELEASE
As a result of these efforts, on August 10, 2005, GEO determined that it will restate its financial statements for fiscal years 2001 through 2004 to correct (i) a miscalculation in 2003 of its gain on the sale of its 50% interest in PCG, and (ii) the understatement of deferred tax liabilities for undistributed earnings of GEO’s Australian subsidiary (collectively, the “Restatement”).
In 2003, GEO previously reported net income of $44.8 million, or $2.83 earnings per share, of which $32.7 million, or $2.07 per share, was associated with the one-time gain on the sale of GEO’s 50% interest in PCG. As a result of the Restatement, the revised net income for 2003 will be $40.0 million or $4.7 million less than previously reported. Correspondingly, earnings per share for 2003 will also be reduced by $0.30 to $2.53, compared with the $2.83 per share previously reported. GEO’s pro-forma net income for 2003, exclusive of one-time items, will not be affected by the Restatement.
The following table reconciles GEO’s 2003 net income calculated in accordance with GAAP to 2003 pro forma net income after certain adjustments to exclude certain one-time or extraordinary items, both as originally reported and as adjusted for the Restatement.
Reconciliation of GAAP Basis Results to Non-GAAP (“Pro Forma”) Basis Information

	As Reported	Restated
	52 Weeks	52 Weeks
	Ended	Ended
(In thousands except per share data)	28-Dec-03	28-Dec-03	Change
Net Income	$44,761	$40,019	$(472)
Discontinued Operations	(3,198)	(3,198)	—
Gain on Sale of UK Joint Venture	(32,700)	(27,760)	4,940
Write off of deferred financing fees	1,193	1,193	—
Jena, Louisiana write-off	3,000	3,000	—
DIMIA Insurance reserves	2,160	2,160	—

Pro Forma Net Income	$15,216	$15,414	$198

Dilued Earnings per Share	$2.83	$2.53	$(0.30)
Discontinued Operations	(0.20)	(0.20)	—
Gain on Sale of UK Joint Venture	(2.07)	(1.76)	0.31
Write off of deferred financing fees	0.08	0.08	—
Jena, Louisiana write-off	0.19	0.19	—
DIMIA Insurance reserves	0.14	0.14	—

Diluted Pro Forma Eanings per Share	$0.97	$0.98	$0.01

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Contact: Pablo E. Paez	1-866-301-4436
Director, Corporate Relations

NEWS RELEASE
The adjustments made as a result of the Restatement relating to the gain on the sale of GEO’s 50% interest in PCG only impact the book gain on the sale and do not impact cash on the balance sheet or the calculation of the taxes on the gain on the sale.
The understatement of the deferred tax liability for the undistributed earnings of GEO’s Australian subsidiary will be corrected through a reduction of $1.1 million in retained earnings as of December 30, 2001. Also, as a result of the Restatement, retained earnings have been reduced by $6.1 million as of December 28, 2003 and January 2, 2005, respectively. Adjustments have also been made to the cumulative translation adjustment for the years ended December 30, 2001, December 29, 2002, December 28, 2003 and January 2, 2005 to reflect the impact of foreign exchange fluctuation on the deferred tax liability for undistributed earnings of GEO’s Australian subsidiary.
GEO expects to file its Form 10-Q for the second quarter 2005 on or before August 17, 2005, and will include more detailed information on the Restatement in that filing.
Conference Call Information
GEO has scheduled a conference call and simultaneous webcast on Thursday, August 18, 2005 at 2:00 PM (Eastern Time) to discuss GEO’s 2005 second quarter financial results as well as its progress and outlook. The call-in number for the U.S. is 1-800-591-6930 and the international call-in number is 1-617-614-4908. The participant pass-code for the conference call is 95336897. In addition, a live audio webcast of the conference call may be accessed on the Conference Calls/Webcasts section of GEO’s investor relations home page at www.thegeogroupinc.com. A replay of the audio webcast will be available on the website for one year. A telephonic replay of the conference call will be available until September 18 at 1-888-286-8010 (U.S.) and 1-617-801-6888 (International). The pass-code for the telephonic replay is 73431088.
About The GEO Group, Inc.
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional and detention management, health and mental health, and other diversified services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and Canada managing 41 facilities with a total design capacity of approximately 36,000 beds.
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Contact: Pablo E. Paez	1-866-301-4436
Director, Corporate Relations

NEWS RELEASE
Safe-Harbor Statement
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to meet its earnings guidance for 2005 and 2006 given the various risks to which its business is exposed; (2) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (3) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (4) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (5) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (6) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (7) GEO’s ability to obtain future financing on acceptable terms; (8) GEO’s ability to sustain company-wide occupancy rates at its facilities; (9) the ability of GEO’s subsidiary, Atlantic Shores Healthcare, Inc., to win management contracts to operate new state mental health projects; and (10) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
Second quarter and first half financial tables to follow:

Contact: Pablo E. Paez	1-866-301-4436
Director, Corporate Relations

NEWS RELEASE
The GEO Group, Inc.
Consolidated Statements of Income
For the thirteen weeks and twenty-six weeks ended July 3, 2005 and the thirteen weeks and twenty-six weeks ended June 27, 2004
(In thousands except per share data)
(UNAUDITED)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 3, 2005	June 27, 2004	July 3, 2005	June 27, 2004
Revenues	$158,179	$150,308	$312,209	$296,366

Operating Expenses	134,098	125,594	265,051	249,439

Depreciation and Amortization	3,760	3,447	7,563	6,904

General and Administrative Expenses	12,673	10,782	24,074	21,973

Operating Income	7,648	10,485	15,521	18,050

Interest Income	2,356	2,531	4,692	4,919

Interest Expense	(5,340)	(5,972)	(10,794)	(11,812)

Write off of deferred financing fees	(127)	—	(127)	—

Income before income taxes, minority
interest, equity in earnings of affiliate,
and discontinued operations	4,537	7,044	9,292	11,157
Provision (benefit) for Income Taxes	(369)	2,792	1,485	4,538

Minority Interest	(175)	(159)	(359)	(333)
Equity in loss of Affiliate, net of income tax (benefit) of $206, $(77), $222 and $(184)	(385)	(107)	(336)	(255)

Income from Continuing Operations	4,346	3,986	7,112	6,031
Income (loss) from Discontinued Operations, net of
tax (benefit) of $55, $(152), $111, and $(45)	128	(354)	258	(105)

Net Income	$4,474	$3,632	$7,370	$5,926

Basic EPS
Income from Continuing Operations	$0.46	$0.43	$0.74	$0.64
Income (loss) from Discontinued Operations	0.01	(0.04)	0.03	(0.01)

Earnings per share — Basic	$0.47	$0.39	$0.77	$0.63

Basic Weighted Average Shares Outstanding	9,550	9,342	9,538	9,337

Diluted EPS
Income from Continuing Operations	$0.44	$0.41	$0.71	$0.62
Income (loss) from Discontinued Operations	0.01	(0.04)	0.03	(0.01)

Earnings per share – Diluted	$0.45	$0.37	$0.74	$0.61

Diluted Weighted Average Shares Outstanding	9,944	9,716	9,992	9,719
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Contact: Pablo E. Paez	1-866-301-4436
Director, Corporate Relations

NEWS RELEASE
The GEO Group, Inc.
Operating Data

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 3, 2005	June 27, 2004	July 3, 2005	June 27, 2004
*Revenue-producing beds	35,810	34,853	35,810	34,853
*Compensated man-days	3,206,009	3,140,547	6,369,769	6,094,175
*Average occupancy	99.3%	97.9%	99.1%	99.0%
* Includes South Africa
The GEO Group, Inc.
Consolidated Balance Sheets
July 3, 2005 and January 2, 2005
(In thousands)

	July 3, 2005	January 2, 2005
	Unaudited
ASSETS
Current Assets
Cash and cash equivalents	$87,244	$92,801
Short-term investments	—	10,000
Accounts receivable, less allowance for doubtful accounts of $1,061 and $1,170	103,863	94,028
Deferred income tax asset	12,500	12,891
Other current assets	20,464	12,386
Current assets of discontinued operations	11	660

Total current assets	224,082	222,766

Restricted Cash	3,752	3,908
Property and Equipment, Net	190,909	196,744
Direct Finance Lease Receivable	40,363	42,953
Other Non Current Assets	11,713	13,955

	$470,819	$480,326

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$23,394	$21,874
Accrued payroll and related taxes	24,949	25,026
Accrued expenses	47,720	53,389
Current portion of deferred revenue	1,941	1,844
Current portion of long-term debt and non-recourse debt	5,202	13,736
Current liabilities of discontinued operations	1,356	1,609

Total current liabilities	104,562	117,478

Deferred Revenue	4,260	4,320
Deferred Tax Liability	9,953	8,466
Minority Interest	1,357	1,194
Other Non Current Liabilities	19,322	19,978
Long-Term Debt	184,393	186,198
Non-Recourse Debt	40,363	42,953
Total shareholders’ equity	106,609	99,739

	$470,819	$480,326

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Contact: Pablo E. Paez	1-866-301-4436
Director, Corporate Relations